EXHIBIT 99
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INDEPENDENT AUDITORS' REPORT

The Shareholder and the Board of Directors of The Anchor Bank of North Carolina

We have audited the balance sheet of The Anchor Bank of North Carolina (formerly Topsail State Bank) as of December 31, 1993 and the related statements of income, shareholder's equity and cash flows for the year then ended (not presented separately herein). These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstate-ment. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Bank at December 31, 1993 and the results of its operations and its cash flows for the year ended December 31, 1993 in conformity with generally accepted accounting principles.

(Signature of Deloitte & Touche LLP)

February 4, 1994


Deloitte Touche
Tohmatsu
International
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